Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CORNERSTONE THERAPUETICS INC.

On December 28, 2011, Cornerstone Therapeutics Inc. (“Cornerstone”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Cornerstone; Cohesion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Cornerstone; Cardiokine, Inc., a Delaware Corporation (“Cardiokine”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the indemnification representative of the Cardiokine security holders. On December 30, 2011, the merger contemplated by the Merger Agreement (the “Merger”) was completed. Pursuant to the Merger, Cornerstone acquired all of the outstanding shares of Cardiokine.

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon Cornerstone’s and Cardiokine’s historical financial statements, after giving effect to Cornerstone’s acquisition of Cardiokine and adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Cornerstone on a pro forma basis.

The unaudited pro forma combined balance sheet as September 30, 2011 reflects the acquisition of Cardiokine as if it had been consummated on that date and includes historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger and that are factually supportable.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2011 and statement of income for the year ended December 31, 2010 give effect to the Merger as if it had been consummated on January 1, 2010 and include historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger, are expected to have a continuing impact and are factually supportable.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only. They do not purport to represent what Cornerstone’s consolidated results of operations and financial position would have been had the Merger actually occurred as of the dates indicated, and they do not purport to project Cornerstone’s future consolidated results of operations or financial position. The unaudited pro forma combined statements of operations and income do not reflect any adjustments for the effect of non-recurring items that we may realize as a result of the Merger. The unaudited pro forma combined financial statements include certain reclassifications to conform the historical financial information of Cardiokine to the presentation of Cornerstone.

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect the amounts related to tangible and intangible assets and liabilities acquired at an amount equal to the preliminary estimate of their fair values. The pro forma adjustments reflecting the completion of the acquisition are based upon the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), and the assumptions set forth in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet has been adjusted to reflect the allocation of the estimated purchase price to identifiable assets and liabilities acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable assets and liabilities. The estimated purchase price was calculated based upon identifying an intangible asset for in-process research and development as well as identifying a pre-acquisition contingency based upon future obligations. This calculation is highly subjective and is subject to change.

You should read this information in conjunction with:

•	the separate historical audited consolidated financial statements of Cardiokine as of and for the years ended December 31, 2008 and 2009 included as Exhibit 99.1 to this Current Report on Form 8-K/A;

•	the separate historical audited consolidated financial statements of Cardiokine as of and for the years ended December 31, 2009 and 2010 included as Exhibit 99.2 to this Current Report on Form 8-K/A;

•

the separate historical unaudited consolidated financial statements of Cardiokine as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 included as Exhibit 99.3 to this Current Report on Form 8-K/A;

•

the separate historical audited consolidated financial statements of Cornerstone as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 included in Cornerstone’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012;

•

the separate unaudited financial statements of Cornerstone as of and for the nine months ended September 30, 2011 and 2010 included in Cornerstone’s Quarterly Report on Form 10-Q for the period ended September 30, 2011; and

•	Cornerstone’s Current Report on Form 8-K related to its acquisition of Cardiokine filed with the Securities and Exchange Commission on January 4, 2012, as amended.

CORNERSTONE THEREAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
	Cornerstone	Cardiokine	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$81,541	$32,758	$(33,663	) a	$80,636
Accounts receivable, net	17,080	—	—		17,080
Inventories, net	12,295	—	—		12,295
Prepaid and other current assets	5,322	83	4,939	b	10,344
Income tax receivable	2,204	4,939	(4,939	) b	2,204
Deferred income tax asset	4,535	3,486	(3,486	) b	4,535

Total current assets	122,977	41,266	(37,149)		127,094

Property and equipment, net	1,691	32	(32	) c	1,691
Product rights, net	99,051	—	11,500	d	110,551
Goodwill	13,231	—	1,987	d	15,218
Amounts due from related parties	38	—	—		38
Other assets	834	—	—		834

Total assets	$237,822	$41,298	$(23,694)		$255,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,674	$712	$—		$10,386
Accrued expenses	43,395	1,370	1,727	f	46,492
Amounts payable to Cardiokine shareholders	—	—	4,939	b	4,939
License agreement liability	1,489	—	—		1,489
Current portion of capital lease	88	—	—		88
Current portion of deferred revenue	2,338	—	—		2,338

Total current liabilities	56,984	2,082	6,666		65,732

Capital lease, less current portion	79	—	—		79
Acquisition-related contingent liability	—	—	8,800	d	8,800
Deferred income tax liability	3,838	—	1,783	d	5,621

Other liabilities	—	330	(330	) b	—

Total liabilities	60,901	2,412	16,919		80,232

Series A redeemable convertible preferred stock	—	48,094	(48,094	) e	—

Series B redeemable convertible preferred stock	—	64,992	(64,992	) e	—

Series B1 redeemable preferred stock	—	—	—		—

Stockholders’ equity
Preferred stock - $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—	—	e	—

Common stock - $0.001 par value, 90,000,000 shares authorized; 25,796,934 and 25,472,963 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	26	1	(1	) e	26
Additional paid-in capital	162,572	—	—		162,572
Retained earnings	14,323	(74,201)	72,474	e,f	12,596

Total stockholders’ equity	176,921	(74,200)	72,473		175,194

Total liabilities and stockholders’ equity	$237,822	$41,298	$(23,694)		$255,426

CORNERSTONE THEREAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
	Cornerstone	Cardiokine	Adjustments		Combined
Net revenues	$83,216	$—	$—		$83,216
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	29,183	—	—		29,183
Selling, general and administrative	36,113	2,729	(338	) g	38,504
Research and development	1,372	10,481	—		11,853
Amortization of product rights	13,277	—	—		13,277

Total costs and expenses	79,945	13,210	(338)		92,817

Income (loss) from operations	3,271	(13,210)	338		(9,601)

Other expenses:
Interest expense, net	(121)	18	(18	) h	(121)

Total other expenses	(121)	18	(18)		(121)

Income (loss) before income taxes	3,150	(13,192)	320		(9,722)
(Provision for) benefit from income taxes	(1,094)	5,439	(132	) i	4,213

Net income (loss)	$2,056	$(7,753)	$188		$(5,509)

Net income (loss) per share, basic	$0.08				$(0.21)

Net income (loss) per share, diluted	$0.08				$(0.21)

Weighted-average common shares, basic	25,646,455				25,646,455

Weighted-average common shares, diluted	26,223,317				25,646,455

CORNERSTONE THEREAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2010

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
	Cornerstone	Cardiokine	Adjustments		Combined
Net revenues	$125,317	$99,128	$—		$224,445
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	45,015	—	—		45,015
Selling, general and administrative	53,198	2,793	(175	) g	55,816
Research and development	4,488	45,357	—		49,845
Amortization of product rights	14,728	—	—		14,728

Total costs and expenses	117,429	48,150	(175)		165,404

Income from operations	7,888	50,978	175		59,041

Other expenses:
Interest expense, net	(85)	272	(272	) h	(85)
Other expense, net	(25)	—	—		(25)

Total other expenses, net	(110)	272	(272)		(110)

Income before income taxes	7,778	51,250	(97)		58,931
Provision for income taxes	(1,609)	(6,144)	12	i	(7,741)

Net income	$6,169	$45,106	$(85)		$51,190

Net income per share, basic	$0.24				$2.01

Net income per share, diluted	$0.24				$1.97

Weighted-average common shares, basic	25,412,636				25,412,636

Weighted-average common shares, diluted	26,036,544				26,036,544

CORNERSTONE THEREAPEUTICS INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been omitted pursuant to such rules and regulations; accordingly, these pro forma forma financial statements should be read in connection with Cornerstone’s and Cardiokine’s historical audited and unaudited financial statements referred to above.

The acquisition method of accounting under U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values at the acquisition date. Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of Cornerstone.

2.	Acquisition of Cardiokine, Inc.

Description of Transaction

On December 30, 2011, Cornerstone Therapeutics Inc. (“Cornerstone”) acquired Cardiokine, Inc., a specialty pharmaceutical company focused on developing hospital products for cardiovascular indications (“Cardiokine”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Cornerstone; Cohesion Merger Sub, Inc., a wholly owned subsidiary of Cornerstone; and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the indemnification representative of the Cardiokine security holders. Cornerstone acquired Cardiokine primarily to obtain Cardiokine’s pending new drug application (“NDA”) for a lixivaptan compound to be used, if approved, to treat hyponatremia. In connection with the transaction, Cardiokine’s stockholders received Cardiokine’s cash on hand at closing, less the amount of a $2.7 million escrow fund established by Cardiokine out of its cash on hand to secure Cornerstone’s indemnification rights pursuant to the Merger Agreement, and Cornerstone assumed approximately $2.0 million of Cardiokine’s current liabilities. In addition, Cornerstone agreed to pay consideration consisting of each of the following: (1) $1.0 million paid shortly following closing; (2) either $7.0 million or $8.5 million if Cardiokine’s pending NDA for its lixivaptan compound, CRTX 080, is approved for sale by the U.S. Food and Drug Administration (the “FDA”); (3) up to $147.5 million based on the achievement of certain sales related milestones ($7.5 million at $75 million, $15 million at $150 million, $25 million at $250 million and $100 million at $500 million, each payable at the first time the annual sales reach the relevant milestone); (4) quarterly earnout payments of 8% or 12% of net sales of the approved product, with such rate being dependent upon the scope of the labeling which the FDA may approve for the product; and (5) one-half of any proceeds realized from the license of the approved product outside the United States (collectively, the “Purchase Consideration”). The Purchase Consideration will be paid first to a subsidiary of Pfizer Inc. (“Pfizer”), the licensor of certain rights to the lixivaptan compound, in satisfaction of Cardiokine’s payment obligations to Pfizer, until Pfizer has been paid a total of $20,000,000. Thereafter, any further Purchase Consideration will be paid in accordance with the Merger Agreement to certain other parties for which obligations existed and then directly to Cardiokine’s former security holders.

Fair Value of Consideration Transferred

A summary of the purchase price is as follows (in thousands):

Cash consideration payable	$1,000

Contingent consideration	8,800

Total fair value of consideration	$9,800

Assets Acquired and Liabilities Assumed

The total purchase price was allocated to the acquired tangible and intangible assets and assumed liabilities of Cardiokine based on their estimated fair values as of December 30, 2011. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was allocated to goodwill.

The allocation of the total fair value of consideration transferred, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Cardiokine based on their estimated fair values as of the closing date of the transaction is as follows (in thousands):

Prepaid and other assets	5,682

Acquired in-process research and development	11,500

Contingent liability	(8,800)

Assumed liabilities	(9,369)

Total identifiable net assets	$(987)

Goodwill	1,987

Total cash consideration payable	$1,000

Prepaid and other assets consist primarily of an anticipated income tax refund related to NOL carryback claims and Cardiokine’s 2011 final tax return. The refund is classified in other current assets offset by a liability to Cardiokine’s former stockholders classified in accrued expenses.

The estimated fair value of in-process research and development related to the development program for lixivaptan, or CRTX 080, was determined using the excess-earning method under the income approach. Projected cash flows from the anticipated sales of the product were adjusted for the probabilities of approved labeling and commercialization of the product.

At the closing of the acquisition, Cornerstone recorded an $8.8 million contingent liability for contingent consideration potentially payable under the Merger Agreement. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows from potential milestones and royalty payments. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in Cornerstone’s consolidated statement of operations. The carrying amount of the liability may fluctuate significantly and actual amounts paid to Pfizer may be materially different from the carrying value of the liability.

Goodwill is calculated as the difference between the fair value of the consideration and the provisional values assigned to the assets acquired and liabilities assumed. None of the goodwill is expected to be deductible for tax purposes.

3.	Pro Forma Financial Statements

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Cornerstone and Cardiokine, after giving effect to the Cardiokine acquisition and adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Cornerstone on a pro forma basis.

The unaudited pro forma combined balance sheet reflects the acquisition of Cardiokine as if it has been consummated on September 30, 2011 and includes pro forma adjustments for preliminary valuations by Cornerstone management of certain tangible and intangible assets as of the acquisition date of December 30, 2011.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2011 and unaudited pro forma combined statement of income for the year ended December 31, 2010 combine Cornerstone’s historical results for the nine months ended September 30, 2011 and year ended December 31, 2010 with Cardiokine historical results for the same periods. The unaudited pro forma statement of operations and unaudited pro forma statement of income give effect to the acquisition as if it had taken place on January 1, 2010.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only.

4.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect amounts related to Cardiokine’s net tangible and intangible assets and liabilities at an amount equal to the preliminary estimate of the fair values. The only intangible asset identified was in-process research and development valued at $11.5 million. Under the guidance of ASC 805, the fair value of in-process research and development is capitalized on the balance sheet until the project is either abandoned and written off or successfully commercialized, at which time Cornerstone would begin amortizing the fair value over the estimated useful life.

The unaudited pro forma combined financial statements do not include any adjustments for liabilities that may result from integration activities related to the Cardiokine acquisition. Additional assets or liabilities may be recorded that could affect amounts in the unaudited pro forma combined financial statements. During the measurement period, any such adjustments to provisional amounts would increase or decrease goodwill. Adjustments that occur after the end of the measurement period will be recognized in the post-combination current period operations.

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

a.	To reflect Cardiokine’s cash on hand distributed to Cardiokine stockholders on the date of the acquisition reduced by assumed liabilities in excess of approximately $2.0 million ($32.7 million) and reflect cash consideration paid by Cornerstone at closing ($1.0 million).

b.	To reclassify an anticipated income tax refund of $4.9 million related to NOL carryback claims and other tax refunds expected at the time of Closing which will be payable to the Cardiokine former stockholders when received and remove Cardiokine’s deferred tax assets and contingent tax liability as of September 30, 2011.

c.	To adjust Cardiokine’s property and equipment to fair value.

d.	To reflect the acquisition and valuation of the acquired in-process research and development of CRTX 080 ($11.5 million), contingent liability related to contingent consideration potentially payable under the Merger Agreement ($8.8 million), resulting deferred tax liability ($1.8 million) and goodwill ($2.0 million).

The estimated fair value of in-process research and development related to the development program for lixivaptan, or CRTX 080, was determined using the excess-earning method under the income approach. Projected cash flows from the anticipated sales of the product were adjusted for the probabilities of approved labeling and commercialization of the product.

At the closing of the acquisition, Cornerstone recorded an $8.8 million contingent liability for contingent consideration potentially payable under the Merger Agreement. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows from potential milestones and royalty payments. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in Cornerstone’s consolidated statement of operations. The carrying amount of the liability may fluctuate significantly and actual amounts paid to Pfizer may be materially different from the carrying value of the liability.

Goodwill is calculated as the difference between the fair value of the consideration and the provisional values assigned to the assets acquired and liabilities assumed. None of the goodwill is expected to be deductible for tax purposes.

e.	To eliminate Cardiokine’s redeemable convertible preferred stock and stockholders’ equity.

f.	To record acquisition-related transaction costs of approximately $1.7 million not previously reflected in the historical statements.

g.	To eliminate non-recurring transaction-related costs associated with the acquisition which had been expensed by Cornerstone and/or Cardiokine.

h.	To eliminate interest income associated with the reduction of the Cardiokine’s cash paid to the former stockholders on the date of the acquisition.

i.	To tax effect the impact of pro forma adjustments (g) and (h). These adjustments were calculated using the income tax rate for the period for Cardiokine or Cornerstone depending on the origin of the adjustments made.

5.	Pro Forma Net Income (Loss) per Share

Shares used to calculate unaudited pro forma combined basic and diluted net income (loss) per share are based on the number of Cornerstone weighted-average shares used in computing historical net income (loss) per share, basic and diluted.